Exhibit 99.2

PROMISSORY NOTE

$900,000

                                                                                                            Santa Ana, California

                                                                                                            August 1, 2008

            FOR VALUE RECEIVED, VillageEDOCS, a Delaware corporation, with offices at 1401 N. Tustin Ave., Suite 230 Santa Ana, California, 92705-8686. (the "Company") hereby promises to pay Vojin Hadzi-Pavlovic and Gloria Hadzi-Pavlovic, tenants in common (the "Holder"), at 25910 Acero Street, Suite 100, Mission Viejo, California, 92691, or at such other place as Holder may from time to time designate in writing, with grace as herein provided, the aggregate principal sum of Nine Hundred Thousand and 00/100 Dollars ($900,000), without interest from the date hereof, in accordance with the following provisions:

            (a)       Principal payments shall be made in three equal annual installments of Three Hundred Thousand Dollars ($300,000) each on August 1, 2009, August 1, 2010 and August 1, 2011.

            (b)       The entire outstanding principal balance of the indebtedness evidenced hereby shall be due and payable on August 1, 2011.

            Payments under this Note shall be made by check mailed to the Holder at the address stated in this Note or at such other address of which Holder may have notified Company in writing. All payments shall be made in lawful money of the United States of America.

            Any payments, which are not made when due, as herein, provided, will be subjected to a "late charge" in the amount of five percent (5%) of the amount of the delinquent payment, which shall be for the purpose of reimbursing the Holder for expenses incurred by reason of such late payment.

            This Note is given in partial payment of the consideration payable pursuant to a Stock Purchase Agreement effective August 1, 2008, relating to the acquisition of all of the shares of stock of the Decision Management Company, D/B/A Questys Solutions Inc.  This Note is secured by the intellectual property and related assets as more fully defined in the Subordinated Security Agreement entered into in accordance with the Stock Purchase Agreement to which reference is hereby made.

            The payment obligations of this Note are subordinate in certain respects to the right of Private Bank of Peninsula ("Senior Lender") to the extent set forth in a Subordination Agreement dated as of the date hereof.  VillageEDOCS obligations hereunder are subject to compliance with the Senior Lender loan documents.

            "Event of Default", wherever used in this Note, means any one of the following events:

                        (1)       failure to pay any installment due under this Note when such installments become due and payable and continuance of such failure for a period of five (5) days after written notice to Company; or

                        (2)       the Company shall commence (or take any action for the purpose of commencing) any proceedings under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute;

                        (3)       a proceeding shall be commenced against Company under any bankruptcy, reorganization, arrangement, readjustment or debt, moratorium or similar law of statute and relief is ordered against it, or the proceeding is controverted but is not dismissed within sixty (60) days after the commencement thereof;

                        (4)       Company consents to or suffers the appointment of a receiver, trustee or custodian to any substantial part of its assets that is not vacated within thirty (30) days;

            Deferral of payment obligations under this Note as required by the Senior Lender shall not be an Event of Default.

            If an Event of Default occurs, then and in every such case, the Holder may declare the entire unpaid principal balance of this Note to be due and payable immediately by a notice in writing to the Company (except in the case of a default under paragraphs 2 through 4, under "Event of Default", above, in which case no additional notice shall be required other than the notice specified in paragraph 1) and up on any such declaration such principal shall become immediately due and payable.

            Company shall have the right to offset against payments due under this Note from Holder any payments due from Holder in accordance with the terms of Article VIII of the Stock Purchase Agreement.  Company's exercise of its setoff rights will not result in an event of default under this Note for non payment.

            This Note may be prepaid in whole or in part at any time without penalty.

            All notices, demands, requests or other communications ("Notices") required or permitted to be given or made under this Note shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, to the address of the party to whom such Notices are to be given as stated in this Note or as subsequently designated in writing in accordance with the terms of this paragraph.  All Notices shall be deemed to have been given on the date personally delivered or, if mailed, on the date received or three (3) business days after the date of mailing, whichever is earlier.

            This Note shall be governed by and construed in accordance with the laws of the State of California.  No requirement of this Note may be waived at any time except by written instrument signed by the party against whom such a waiver is sought to be enforced, nor shall any waiver be deemed a waiver of any subsequent breach or default.  No failure to act or delay by Holder, in order to enforce payment of this Note, shall be constitute a waiver of its rights and remedies.

            The Company, for itself, its successors and assigns, hereby (a) expressly waives presentment, demand for payment, notice of dishonor, protest, notice of non-payment protest, and diligence in collection; (b) consents that the time of all payments or any part thereof may be extended, rearranged, renewed or postponed by the Holder hereof; (c) agrees that the Holder, in order to enforce payment of this Note, shall not be required first to instituted any suit or to exhaust any of its remedies against the undersigned.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the date set forth above.

                                                                                    VillageEDOCS,

                                                                                    a Delaware corporation

                                                                                    By: /s/ Mason Conner

                                                                                                Mason Conner, in his

                                                                                                capacity as President and not

                                                                                                in his individual capacity.

#445809 v1 - QUESTYS PROMMISORY NOTE